EXHIBIT 6b

                     Technology License Agreement

     This technology license agreement ("Agreement") is entered into this 17th day of May, 2001 and is by and between the following
Parties:

     Licensor: NRG Tech, Inc. ("Licensor")
               A Nevada corporation
               681 Edison Way
               Reno, NV 89502
               TEL:  (775) 857-1937
               FAX:  (775) 857-1938


     Licensee: Chapeau, Inc. ("Licensee")
               508 Island Ave.
               Reno NV 89502

                               Recitals

     A. LICENSOR holds a license interest in certain rights including Technology Rights (as defined below) including the right to grant a sublicense thereof.

     B. LICENSEE wishes manufacture and sell certain products in the Licensed Field of Use
(as defined below) using the Technology Rights.

     C. LICENSOR and LICENSEE have separately entered into a Technology Development Agreement the complete performance of which is a condition precedent to the effectiveness of this Agreement.

     D. LICENSOR is willing to permit LICENSEE to manufacture and sell products based on the Technology Rights within the Licensed Field of Use only on the terms and conditions set forth herein and only after complete performance of the terms of the aforementioned Technology
Development Agreement.

                                 Terms

     NOW, THEREFORE, the Parties agree as follows:

SECTION 1 - DEFINITIONS

     1.1 Technology Rights. The following terms shall each have their respective defined meanings:

          (a) United States Patent Rights. "United States Patent Rights" shall mean United States Patent Application Serial No. 09/541,541 filed on April 3, 2000, and any and all U.S. patents issuing therefrom.

          (b) Foreign Patent Rights. "Foreign Patent Rights" shall mean the claims of any foreign patent application or foreign patent required to exercise the United States Patent Rights.

          (c)  Patent Rights.  "Patent Rights" shall mean United
     States Patent Rights and Foreign Patent Rights collectively.

          (d) Trade Secrets. "Trade Secrets" shall mean all trade secrets, know-how, technology, inventions and information developed during and in connection with the performance of a certain Technology Development Agreement between the Parties as it relates to commercial implementation of certain products under the Patent Rights.

          (e)  Technology Rights.  "Technology Rights" shall mean
     Patent Rights and Trade Secrets collectively.

          (f) Improvements. "Improvements" shall mean all improvements, modifications, changes or enhancements made or developed in relation to (i) any of the Technology Rights or
     (ii) any product, apparatus, device or component, including a Licensed Product, which utilizes any portion of the Technology Rights.

     1.2 Field of Use. "Field of Use" shall mean sub-600kW stationary electrical generation apparatuses powered by a spark-ignited internal-combustion engine, where the mechanisms and apparatuses for steam reformation, exhaust gas recirculation, and fuel control technology have been designed and engineered by LICENSOR, and where such mechanisms and apparatuses are manufactured and operated in strict compliance with LICENSOR'S specifications.

     1.3 Licensed Product. "Licensed Product" shall mean any product or process embodying the Technology Rights or a portion thereof, implemented using the Technology Rights or a portion thereof, or falling within the scope of any claim of any patent or patent application of the Patent Rights, all within the Field of Use. Licensed Product shall include both a complete natural gas powered engine according to the Technology Rights and an apparatus for installation on a natural gas powered engine according to the Technology Rights, all within the Field of Use.

     1.4 Customer. "Customer" shall be any third party that (i) acquires possession of a Licensed Product from LICENSEE (whether by purchase, rental, lease or otherwise), or (ii) practices a method of the Technology Rights using a Licensed Product.

     1.5 Information. During the performance of the terms of this Agreement, LICENSEE will learn highly sensitive, proprietary information in the possession of LICENSOR. The information may include inventions, trade secrets, information concerning or relating to the Technology Rights, designs, patent applications, formulas, processes, recipes, equipment, prototypes, models, materials, mock-ups, samples, materials, manufacturing methods, business plans, marketing information, customer lists, supplier lists, forecasts and the like (collectively "Information").

     1.6 Confidential Information and Confidential Materials. "Confidential Information" means any and all Information that LICENSEE learns directly or indirectly from LICENSOR. "Confidential Materials" means any tangible medium (paper, film, magnetic media, actual models, mock-ups, materials, samples, prototypes, etc.) containing or fabricated using Confidential
Information. Confidential information shall not include any Information which was (i) in the public domain prior to the execution of this Agreement, (ii) is independently developed by LICENSEE, or
(iii) is disclosed to LICENSEE by any third party, provided such disclosure is not made in violation of any agreement involving LICENSOR. To the extent that any Confidential Information enters the public domain after the execution of this Agreement through no fault of LICENSEE, the information that enters the public domain shall prospectively cease to be Confidential Information. LICENSEE shall have the burden of proof with regard to any Information that is alleged to fall within any of the foregoing Confidential Information exclusions.

SECTION 2 - THE LICENSE

     2.1 Technology License. Subject to and on the terms and conditions contained herein, LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, a paid-up non-exclusive license of the Technology Rights to make, use, and sell three hundred (300) units of Licensed Product within the Field of Use. This license is referred to in this Agreement as the "Technology License."

     2.2 Reservations. Rights not expressly granted to LICENSEE under this Agreement are reserved by LICENSOR. No part of this Agreement shall be interpreted to prevent LICENSOR from engaging in any activities that do not directly conflict with any obligation of LICENSOR under this Agreement.

     2.3 License for Additional Units. LICENSEE may, at its sole and exclusive option, purchase a "License for Additional Units" from LICENSOR authorizing LICENSEE to make and sell an additional three hundred (300) units of Licensed Product within the Field of Use by paying LICENSOR the sum of $5,000 per Licensed
Product.

SECTION 3 - CUSTOMERS OF LICENSED PRODUCT

     3.1 End User License. Prior to transferring physical possession or legal title to any Licensed Product to a Customer, LICENSEE shall advise customer in writing that the Licensed Product is subject to this License, which will become effective for Customer on a first use. Licensee will include such description of end user compliance requirements as Licensee reasonably provides.

     3.2 Compliance and Enforcement. LICENSEE shall police its customers to ensure continued compliance with the End User License Agreement, and shall take whatever steps necessary in order to ensure such compliance, including litigating as appropriate.

     3.3 Restriction on Production, Sale and Distribution. LICENSEE shall not directly or indirectly produce, sell or distribute, or allow the production, sale or distribution of, any Licensed
Product which is not expressly controlled by or subject to the restrictions and conditions of this Agreement and the Technology License granted hereunder. In the event LICENSEE desires or intends to engage any third party in connection with outsourcing any activities or services related to the design, engineering, manufacturing, production or development of any product which utilizes the Technology, Rights or Improvements, or any apparatus or component related thereto (the
"Engagement"), LICENSEE shall provide LICENSOR with advance written notice of such intended Engagement specifying the particulars of the proposed Engagement and related activity including the identity and location of such third party. LICENSEE shall not proceed with any such Engagement unless and until (i) LICENSOR provides its advance written consent,
(ii) such third party becomes
bound by a written confidentiality agreement or other appropriate agreement which insures that confidential information, trade secrets and all other rights or information protected hereunder will not be released into the public domain or disclosed to any person or entity other than the Parties, and will not be utilized in a manner which harms or diminishes the rights or interests of LICENSOR, and (iii) such third party executes other documents acceptable to LICENSOR whereby the third party agrees to
(a) transfer to LICENSOR ownership of all technology, intellectual property and improvements developed during the course of and in connection with the Engagement, and (b) deliver to LICENSOR, immediately upon completion of the Engagement, all drawings, plans, specifications, materials, outlines, data and any other materials related to the Engagement, regardless of the form of such items, without retaining the same and without duplicating, distributing, or disclosing the content or substance thereof to any person or entity other than the Parties.

SECTION 4 - CONFIDENTIALITY

     4.1 Protection. LICENSEE shall not disclose, transfer or offer to disclose or transfer any Confidential Information or Confidential Materials to any other person or entity, including without limitation any of LICENSEE's employees or customers, who do not have a legitimate need to know Confidential Information or utilize any Confidential Materials. LICENSEE shall at all times safeguard and hold in trust and confidence, and neither use or disclose to any third party during the term of this Agreement and for a period of three years thereafter, any Confidential Information learned as a result of activities carried out in performance of this Agreement.

     4.2 Purpose. LICENSEE may only use the Confidential Information and Confidential Materials for the purpose of making, selling and servicing Licensed Product within the scope of this Agreement.

SECTION 5 - OWNERSHIP, RESPONSIBILITY ETC.

     5.1 Ownership. The Parties acknowledge and agree that the Technology Rights and all Improvements shall be owned by LICENSOR, and LICENSEE hereby assigns to LICENSOR all right, title and interest in any to any Improvements whether the same are created or developed by LICENSEE or otherwise. Nothing in this Agreement assigns, licenses or transfers to LICENSEE ownership of the Technology Rights or Improvements, or any portion thereof, or any other legal rights not expressly transferred herein.

     5.2 Prohibitions. LICENSEE shall not license or sublicense or attempt to license or sublicense, and shall not patent or attempt to patent, any of the Technology Rights, Improvements, Confidential Information, or any derivations or modifications thereof. LICENSEE shall not alter, modify or improve any Licensed Product without first (i) disclosing to LICENSOR with particularity such alterations, modifications or improvements, and (ii) obtaining LICENSOR'S advance written approval to make such alterations, modifications or improvements.

     5.3 Patent Marking. To the extent that the Technology Rights include any issued patents, LICENSOR may inform LICENSEE of appropriate patent marking to be placed on Licensed Products and their packaging, and LICENSEE shall utilize such marking.

SECTION 6 - INSURANCE

     6.1 Insurance. LICENSOR and LICENSEE recognize that the Licensed Products can be very dangerous and can cause severe injury or death if manufactured or used improperly. Beginning no later than the date on which LICENSEE sells or otherwise transfers or provides to a third party any Licensed Product, and continuing during the entire period of time during which LICENSEE manufactures, sells or services Licensed Product and for a period of five (5) years thereafter, LICENSEE shall acquire and maintain a standard product liability insurance policy in the amount of Five Million Dollars ($5,000,000.00) per occurrence which expressly names LICENSOR as an additional named insured.

SECTION 7 - PAYMENTS

     7.1 Payments. All payments to LICENSOR shall be made in United States dollars. LICENSEE shall pay LICENSOR monies due hereunder on a quarterly basis based upon the number of Licensed Products manufactured for sale; provided, however, that (i) all license fees shall be prepaid on the first business day of each calendar quarter based upon LICENSEE'S forecast of the number of Licensed Products forecasted by LICENSEE to be produced, which forecast shall be provided no later than the first business day of each such quarter, and (ii) in the event the actual number of Licensed Products produced during any given quarter is different from the forecast upon which the prepayment was based, the amount of underpayment or overpayment shall be added to or deducted from any prepayment to be made on the first business day of the following quarter (a "True-up"), or if such True-up calculation cannot be made in time to adjust the prepayment, a True-up payment shall be made within thirty (30) days of the end of the calendar quarter.

     7.2 Reports. Within thirty (30) days following the end of each quarter, LICENSEE shall provide LICENSOR with a written financial report for the previous quarter. The report shall how (i) the number of Licensed Products produced under the licenses described under Section 2.1, (ii) the number of Licensed Products produced under Licenses for Additional Units during that quarter, (iii) the number of Licensed Products produced under the additional licenses described under Section 2.3,
(iv) a calculation of the amount payable in connection with all of the foregoing, and (v) a calculation of any True-up amount due. The report shall further state whether LICENSEE desires to purchase any additional licenses under paragraph 2.3 above for future quarters.

     7.3 Interest on Overdue Payments. In the event LICENSEE fails to pay any amount when due hereunder, such amount shall bear interest at the rate of eighteen percent (18%) compounded monthly until the date when such amount is paid in full.

     7.4 Non-Refundability of Payments. All payments made by LICENSEE under this Agreement are made in consideration of LICENSOR's time, effort, creativity and expense in developing certain technology, LICENSOR's grant to LICENSEE of a valuable Technology License, and LICENSOR's providing LICENSEE with a potential competitive advantage in the marketplace. Accordingly, the Parties deem all payments made hereunder to be earned when paid and to be completely non-refundable.

     7.5 No Authorization or License Without Payment. LICENSEE shall not be authorized to sell, and no license from LICENSOR shall be granted for, be valid for, or apply to, any Licensed Product unless and until (i) such license is fully paid for by LICENSOR in advance of the sale of the Licensed
Product to which the license pertains, or (ii) in the case of a True-up, such license is paid for no later than thirty (30) days after the end of the quarter in which the Licensed Products subject to the True-up were sold.

SECTION 8 - RECORDKEEPING AND AUDITS

     8.1 Record Keeping. LICENSEE shall keep detailed and complete records of (i) all Licensed Products manufactured; (ii) to whom such Licensed Products were sold, rented, leased or otherwise delivered (including quantities, price, date and location of sale, rental, lease or delivery); (iii) inventories of Licensed Products ready for sale; and (iv) services performed using Licensed Products. LICENSEE shall keep paper copies of all such records, including all underlying documentation, which shall include but is not limited to purchase orders and invoices, for a minimum of five (5) years from the date of creation of a particular record.

     8.2 Examinations and Audits. Upon the written request of LICENSOR and, except as otherwise provided below, at LICENSOR'S expense (provided that LICENSOR shall not be required to reimburse LICENSEE for any time, use of facilities or out-of-pocket costs associated with an examination or audit), LICENSEE shall allow its books and records to be audited by any accounting firm, agent and/or law firm of LICENSOR'S choosing so that LICENSOR can verify that LICENSEE is properly paying monies due hereunder. For an examination or audit to the extent necessary to determine or verify any amounts owed to LICENSOR under this Agreement, LICENSEE shall allow a full examination and audit of its books and records relating to manufacturing, marketing, sales, rentals and leases of Licensed Products and performance of services using Licensed Products, and other records including books and records regarding quantities, product types, power capacity, prices, sales, purchase orders, invoices, supply contracts, rental agreements, lease agreements, service contracts, entities purchasing, renting or leasing Licensed Products, locations to which Licensed Products have been delivered, and related documents and information, for all Licensed Products manufactured, sold, lost, destroyed, given away, in inventory or used to perform a service. Such examinations and audits shall be conducted
(i) no more frequently than quarterly, (ii) during reasonable times and with reasonable advance notice so as to minimize interference with LICENSEE'S business operations, and (iii) for the purpose of determining LICENSEE'S compliance with its payment obligations and other obligations under this Agreement. In any event, LICENSEE may not delay an examination or audit more than ten (10) business days from the date of LICENSOR'S written request. In the event that an examination or audit shows that a particular license has not been paid for by LICENSEE in advance of the production of a Licensed Product or within thirty (30) days after the end of any given quarter in connection with a True-up, then LICENSEE shall pay LICENSOR twice the cost of such unpaid license plus
LICENSOR'S reasonable cost of such audit within five (5) days of written notice from LICENSOR. In the event that an examination or audit shows that LICENSEE has underreported or has not promptly and timely reported the number of Licensed Products produced or sold under the paid-up Technology
License described in Section 2.1 or the License for Additional Units described in Section 2.3 above, each such Licensed Product shall be counted as two (2) Licensed Products for purposes of determining the number of such paid-up and other licenses that have been utilized under this Agreement, and LICENSEE shall pay the cost of such audit within five (5) days of written notice from LICENSOR.

SECTION 9 - DISCLAIMERS, ETC.

     9.1 DISCLAIMERS. LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE TECHONOLOGY RIGHTS OR THE LICENSED PRODCUTS. THE TECHNOLOGY RIGHTS AND THE LICENSED PRODUCTS ARE
MADE AVAILABLE TO LICENSEE STRICTLY ON AN "AS IS" BASIS. LICENSOR DOES NOT WARRANT THAT THE TECHNOLOGY RIGHTS OR THE LICENSED PRODUCTS HAVE UTILITY, ARE ERROR FREE, ARE SAFE, ARE RELIABLE, THAT THEY WILL MEET LICENSEE'S REQUIREMENTS, OR THAT ANY OF THE INVENTIONS THEREIN ARE PATENTABLE OR THAT THE PATENTS ARE VALID AND ENFORCEABLE WHEN GRANTED OR THAT THE EXPLOITATION OF THE PATENT RIGHTS OR COMMERCIALIZING LICENSED PRODUCTS WILL NOT INFRINGE ANY EXISTING OR FUTURE PATENT OR OTHER LEGAL RIGHTS OF ANY OTHER PERSON OR ENTITY. ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE TECHNOLOGY RIGHTS AND THE LICENSED PRODUCTS IS ASSUMED BY LICENSEE.

     9.2 REPRESENTATIONS OF LICENSEE. LICENSEE REPRESENTS AND WARRANTS ONLY THAT: (A) IT HAS THE RIGHT, ABILITY AND INTENTION TO ENTER INTO THIS AGREEMENT AND PERFORM ITS OBLIGATIONS HEREUNDER; AND (B) IT HAS EXECUTED NO OTHER AGREEMENT IN CONFLICT WITH THIS AGREEMENT.

     9.3 REPRESENTATIONS OF LICENSOR. LICENSOR REPRESENTS AND WARRANTS ONLY THAT: (A) IT HAS THE RIGHT, ABILITY AND INTENTION TO ENTER INTO THIS AGREEMENT AND PERFORM ITS OBLIGATIONS HEREUNDER; AND (B) IT HAS EXECUTED NO OTHER AGREEMENT IN CONFLICT WITH THIS AGREEMENT.

     9.4 LIMITATION ON LIABILITY. LICENSOR SHALL NOT BE LIABLE FOR ANY LIABILITY, CLAIM, LOSS, DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED DIRECTLY OR INDIRECTLY BY ANY INADEQUACY, DEFICIENCY, OR UNSUITAIBLITY OF THE TECHNOLOGY RIGHTS OR THE LICENSED PRODUCTS. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO, LOSS OF INVESTMENT, LOSS OF ANTICIPATED PROFITS, OR OTHER ECONOMIC LOSS) EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

     9.5 Indemnification - LICENSEE. LICENSEE assumes all responsibility and liability for the design, licensing, governmental approvals, manufacturing, marketing, distribution, sale, rental, lease, use, performance of services, practice and commercial exploitation of the Licensed Products and the Technology Rights. LICENSEE shall fully and completely indemnify LICENSOR against, and hold it harmless from, any and all claims, threats of litigation, causes of action and demands relating to the Technology Rights or the Licensed Products, including their manufacture, marketing, distribution, offer for sale, sale, rental, lease, use, practice or commercial exploitation based on any conduct of LICENSEE or LICENSEE's Customers.

     9.6  Allocation of Risk.  This Agreement generally (and this
Section in particular) represents
a mutually agreed upon allocation of risk between the Parties and the consideration given hereunder reflects such allocation of risk.

SECTION 10 - TERM AND TERMINATION

     10.1 Term. The term of this Agreement shall begin on the date of full performance of the Technology Development Agreement, which performance is a condition precedent to the effectiveness of this Agreement and the Technology License granted herein, and shall continue indefinitely thereafter. The Technology License shall terminate as provided herein before the end of such Term:

          (a)  upon the mutual written consent of the Parties; or

          (b)  as provided in Paragraph 10.2 below, or

          (c)  as provided in Paragraph 10.3 below, or

          (d) immediately upon any action by LICENSEE which seeks a declaration of invalidity of any of the Patent Rights, with the caveat that nothing in this Agreement shall be construed as prohibiting or limiting LICENSEE's seeking such a declaration, but the consequence of seeking such a declaration shall be automatic and immediate termination of the License without any notice from LICENSOR being required to effect such termination, or

          (e) immediately upon LICENSEE initiating or directly or indirectly participating in any reexamination proceeding concerning the Patent Rights or any portion thereof, including but not limited to citing prior art to any patent office in any country of the world, unless such initiation or participation is pursuant to LICENSOR's written instructions, with the caveat that nothing in this License Agreement shall be construed as prohibiting or limiting LICENSEE's participation in any such proceeding; the consequence of such participation which is not pursuant to LICENSEE's written instructions, however, shall be automatic and immediate termination of the License without any notice from LICENSOR being required to effect such termination.

          (f) immediately upon the second occurrence of LICENSEE'S failure to pay any money due under this Agreement within five
     (5) days of the date due; or

          (g)  immediately upon any breach by LICENSEE of section
     3.3, section 4 or section 5.2 of this Agreement.

     10.2 Termination at the Will of LICENSEE. LICENSEE may terminate the License at any time by providing LICENSOR with written notice of termination.

     10.3 Breach. Except with regard to (i) a payment breach under this Agreement, which is addressed under Section 10.1(f), above, or
(ii) any breach of Sections 3.3, 4 or 5.2, which is addressed under
Section 10.1(g), above, if LICENSEE breaches any other term or provision of this Agreement and fails to cure such breach within thirty (30) days of receiving notice of breach from LICENSOR, then LICENSOR may terminate the License by providing written notice of termination to LICENSEE. If LICENSEE repeats a type of breach after it has been cured, the breach shall be deemed incurable and LICENSOR shall then have the right to terminate the License at any time by providing written notice of termination to LICENSEE.

     10.4 Effect of Termination.  Upon the termination of the License:

          (i) LICENSEE shall immediately cease making, using, offering to sell, selling, leasing and transferring Licensed
     Product and performing services using Licensed Product; and

          (ii) LICENSOR shall not have any further obligation or liability under this License Agreement; and

          (iii) All licenses granted, paid for and used in connection with Licensed Product delivered to an end user prior to the date of termination will remain valid in perpetuity and will not be affected by termination of this License Agreement; and

          (iv) LICENSEE shall forfeit any licenses or related rights remaining hereunder.

Notwithstanding any such termination of the License, nothing herein shall relieve LICENSEE of its obligations to pay monies previously due hereunder.

SECTION 11 - GENERAL PROVISIONS

     11.1 LICENSEE's Other Responsibilities. LICENSEE shall obtain any and all necessary licenses, approvals and other government authorizations necessary for the Licensed Products, including for their manufacture, sale, distribution, export, use, rental, lease and practice engaged in by LICENSEE and any of LICENSEE's Customers. LICENSEE shall ensure that the Licensed Products are safe and of good and workmanlike quality and are produced exactly according to all specifications provided by Licensor. LICENSEE and its customers shall strictly comply with all applicable laws and regulations concerning Licensed Products, their manufacture, rental, lease, sale, shipment, export, etc.

     11.2 Attorneys' Fees. In the event of any arbitration, mediation or litigation between the Parties, the prevailing Party shall be entitled to recover from the non-prevailing Party any and all costs including reasonable attorneys' fees, incurred by the prevailing Party. Such relief shall be in addition to any other relief, award or damages to which the prevailing Party may be entitled. The court, mediators or arbitrators shall determine the prevailing party for the purpose of this Paragraph.

     11.3 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this License Agreement, and this License Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that such invalid, illegal or unenforceable provisions shall first be curtailed, limited or eliminated to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

     11.4 Governing Law and Forum. This License Agreement shall be governed, construed and enforced exclusively in accordance with the laws of the State of Nevada and the laws of the United
States of America. Any arbitration, mediation or litigation between the Parties shall be conducted exclusively in Reno, Nevada, U.S.A. and the Parties hereby submit to such exclusive jurisdiction and venue, and agree that such exclusive jurisdiction and venue are proper.

     11.5 Final Agreement. This License Agreement constitutes the final and complete agreement between the Parties concerning the subject matter of this License Agreement and supersedes all prior agreements, understanding, negotiations and discussion, written or oral (including prior drafts), between the Parties with respect thereto. No Party shall be bound by any condition, definition, representation, or warranty, other than as expressly set forth herein. Any modification, revision or amendment of this License Agreement shall not be effective unless made in a writing executed by both of the Parties.

     11.6 Time is of the Essence. Time is of the essence in the performance of all obligations under this Agreement.

     11.7 Waiver. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making such waiver or promise.

     11.8 Headings. The headings in this Agreement are for the purpose of convenience only and shall not limit, enlarge or affect any of the covenants, terms, conditions or provisions of this Agreement.

     11.9 Language. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

     11.10 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by commercial courier, with a required copy by facsimile transmission to the Parties at the addresses set forth above on page 1 of this Agreement, or to such other person and place as either Party shall designate by notice to the other Party. The party sending notice shall obtain confirmation that all facsimile transmissions were sent to the facsimile telephone number set forth above on page 1 of this Agreement or such other facsimile telephone number as either Party shall designate by notice to the other Party, or, in the event that facsimile transmission is impossible due to problems on the receiving end, that attempts were made.

     11.11 Assignments. LICENSOR has specifically chosen LICENSEE to commercialize Licensed Products within the Field of Use, and LICENSEE shall not, and LICENSEE has neither the right nor the power to, assign the Technology License or this Agreement to any other person or entity without the advance written consent of LICENSOR. In the event that LICENSEE merges with any other entity, changes its name, or otherwise transforms into a new entity, this Agreement shall be deemed binding upon and enforceable against such new or other entity. LICENSOR may, at its sole option, assign its rights or obligations hereunder, provided that any third party beneficiaries or third party delegates agree in writing that each such assignment to which the third party beneficiaries or third party delegates are parties is subject to the applicable terms and conditions of this License Agreement.

     11.12 Relationship. Neither Party is or shall be a partner, joint venturer, agent or representative of the other Party.

     11.13 Execution and Effective Date. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The individuals signing below represent that they are duly authorized to do so by and on behalf of the Party for whom they are signing.

     11.14 Incorporation of Recitals. The Recitals at the beginning of this Agreement are hereby incorporated as operative terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be duly executed and entered into as of the date first above written.


LICENSEE:      By (signature):          s/

               Name (print):  Guy A. Archbold

               Title:         CEO


LICENSOR:      By (signature):          s/

               Name (print):  Thomas Desmond

               Title:         President